(h)(1)(ii)

July 20, 2012

ING Separate Portfolios Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated July 20, 2012, we have agreed to waive the administrative fee payable to us under the Administration Agreement, dated May 16, 2007, as amended and restated on November 30, 2008, as amended, between ING Separate Portfolios Trust and ING Funds Services, LLC (the “Agreement”), with respect to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund (collectively, the “Funds”), each a series of ING Separate Portfolios Trust, in the amount of 0.10% per annum. By this letter, we agree to waive that fee for the period from July 20, 2012 through August 1, 2014 (the “Waiver Period”).

ING Funds Services, LLC acknowledges that any fees waived during the Waiver Period pursuant to this letter shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Services, LLC

Agreed and Accepted: ING Separate Portfolios Trust (on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Funds Services, LLC